UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2014

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 25, 2014, the Board of Directors (the “Board”) of Lighting Science Group Corporation (the “Company”) appointed General James L. Jones to serve as a member of the Board effective as of April 1, 2014. Mr. Jones was designated to serve as a director by Pegasus Capital pursuant to certain designation rights held by Pegasus Capital Advisors L.P. under the Certificate of Designation governing the Company’s Series I Convertible Preferred Stock. Mr. Jones will serve on the Board until the next annual meeting of our stockholders or his earlier removal or resignation. As of the current date, the Board has not appointed Mr. Jones to serve on any committee of the Board.

Mr. Jones, 70, served as National Security Advisory to President Obama in 2009 and 2010, the State Department’s Special Envoy for Middle East Regional Security in 2008 and as the president and CEO of the U.S. Chamber of Commerce’s Institute for 21st Century Energy in 2007. Mr. Jones has an extensive military background and has served as the former commander of U.S. European Command and Supreme Allied Commander Europe, where he led military operations for the North Atlantic Treaty Organization (NATO) from 2003-2006. During his NATO assignment, Mr. Jones advocated energy security and the defense of critical infrastructures as a core part of NATO’s future missions. He also worked to unite energy consumers and producers to increase the variety of the U.S. energy supply and associated infrastructures, to advance international cooperation on energy issues, to protect national energy security, and to promote better understanding of changes to the global climate and its effects on the environment.

Mr. Jones will receive compensation in accordance with the Company’s standard compensation plan for non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: March 31, 2014	By:	/s/ Thomas C. Shields
Name: Thomas C. Shields
Title: Chief Financial Officer